Exhibit 4.1

WARRANT

TO PURCHASE COMMON STOCK

OF

PROXIM CORPORATION

Issue Date: February 7, 2005	Warrant No.

THIS CERTIFIES that [                                                              ] or any subsequent holder hereof (the “Holder”), has the right to purchase from PROXIM CORPORATION, a Delaware corporation (the “Company”), up to [                ] fully paid and nonassessable shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to adjustment as provided herein, at a price per share equal to the Exercise Price (as defined below), at any time and from time to time beginning on the date that is six months following the date on which this Warrant is originally issued (the “Issue Date”) and ending at 6:00 p.m., eastern time, on the date that is the fifth (5th) anniversary of the Issue Date (or, if such date is not a Business Day (as defined below), on the Business Day immediately following such date) (the “Expiration Date”).  This Warrant is issued pursuant to a Subscription Agreement dated as of February     , 2005, (the “Subscription Agreement”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Subscription Agreement.

1.                                       Exercise.

(a)                                  Right to Exercise; Exercise Price.  The Holder shall have the right to exercise this Warrant at any time and from time to time during the period beginning on the date that is six (6) months following the Issue Date and ending on the Expiration Date as to all or any part of the shares of Common Stock covered hereby (the “Warrant Shares”).  The “Exercise Price” for each Warrant Share purchased by the Holder upon the exercise of this Warrant shall be equal to $2.35, subject to adjustment for the events specified in Section 6 below.

(b)                                 Exercise Notice.  In order to exercise this Warrant, the Holder shall send to the Company by facsimile transmission, at any time prior to 6:00 p.m., eastern time, on the Business Day on which the Holder wishes to effect such exercise (the “Exercise Date”), (i) a notice of exercise in substantially the form attached hereto as Exhibit A (the “Exercise Notice”), and (ii) a copy of the original Warrant, and, in the case of a Cash Exercise (as defined below), the Holder shall pay the Exercise Price to the Company by wire transfer.  (“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange or commercial banks located in New York City are authorized or permitted by law to close.)  The Exercise Notice shall state the name or names in which the shares of Common Stock that are issuable on such exercise shall be issued.  In the case of a dispute between the Company and the Holder as to the calculation of the Exercise Price or the number of Warrant Shares issuable hereunder (including, without limitation, the calculation of any adjustment pursuant to Section 6 below), the Company shall issue to the Holder the number of Warrant Shares that are not disputed within the time periods specified in Section 2 below and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Company’s regularly retained accountants) within two (2) Business Days following the date on which the Holder’s Exercise Notice is delivered to the Company.  The Company shall cause such accountant to calculate the Exercise Price and/or the number of Warrant Shares issuable hereunder and to notify the Company and the Holder of the results in writing no later than three (3) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error.  The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(c)           Holder of Record.  The Holder shall, for all purposes, be deemed to have become the holder of record of the Warrant Shares specified in an Exercise Notice on the Exercise Date specified therein, irrespective of the date of delivery of such Warrant Shares.  Except as specifically provided herein, nothing in this Warrant shall be construed as conferring upon the Holder hereof any rights as a stockholder of the Company prior to the Exercise Date.

(d)                                 Cancellation of Warrant.  This Warrant shall be canceled upon its exercise in full and, if this Warrant is exercised in part, the Company shall, at the time that it delivers Warrant Shares to the Holder pursuant to such exercise as provided herein, issue a new warrant, and deliver to the Holder a certificate representing such new warrant, with terms identical in all respects to this Warrant (except that such new warrant shall be exercisable into the number of shares of Common Stock with respect to which this Warrant shall remain unexercised); provided, however, that the Holder shall be entitled to exercise all or any portion of such new warrant at any time following the time at which this Warrant is exercised, regardless of whether the Company has actually issued such new warrant or delivered to the Holder a certificate therefor.

2.                                       Delivery of Warrant Shares Upon Exercise.  Upon receipt of a fax copy of an Exercise Notice pursuant to Section 1 above, the Company shall, (A) in the case of a Cash Exercise, no later than the close of business on the later to occur of (i) the third (3rd) Business Day following the Exercise Date specified in such Exercise Notice and (ii) the date on which the Company shall have received payment of the Exercise Price, (B) in the case of a Cashless Exercise (as defined below), no later than the close of business on the third (3rd) Business Day following the Exercise Date specified in such Exercise Notice, and (C) with respect to Warrant Shares that are the subject of a Dispute Procedure, the close of business on the third (3rd) Business Day following the determination made pursuant to Section 1(b) (each of the dates specified in (A), (B) and (C) being referred to as a “Delivery Date”), issue and deliver or caused to be delivered to the Holder the number of Warrant Shares as shall be determined as provided herein.  The Company shall effect delivery of Warrant Shares to the Holder, as long as the Company’s designated transfer agent (the “Transfer Agent”) participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”) and no restrictive legend is required pursuant to the terms of this Warrant or the Subscription Agreement, by crediting the account of the Holder or its nominee at DTC (as specified in the applicable Exercise Notice) with the number of Warrant Shares required to be delivered, no later than the close of business on such Delivery Date.  In the event that the Transfer Agent is not a participant in FAST or if the Holder so specifies in a Exercise Notice or otherwise in writing on or before the Exercise Date, the Company shall effect delivery of Warrant Shares by delivering to the Holder or its nominee physical certificates representing such Warrant Shares, no later than the close of business on such Delivery Date.  Warrant Shares delivered to the Holder shall not contain any restrictive legend unless such legend is required pursuant to the terms of the Subscription Agreement.

3.                                       Failure to Deliver Warrant Shares.

(a)                                  In the event that the Company fails for any reason to deliver to the Holder the number of Warrant Shares specified in the applicable Exercise Notice on or before the Delivery Date therefor (an “Exercise Default”), the Company shall pay to the Holder payments (“Exercise Default Payments”) in the amount of (i) (N/365) multiplied by (ii) the aggregate Exercise Price of the Warrant Shares which are the subject of such Exercise Default multiplied by (iii) the lower of fifteen percent (15%) per annum and the maximum rate permitted by applicable law, where “N” equals the number of days elapsed between the original Delivery Date of such Warrant Shares and the date on which all of such Warrant Shares are issued and delivered to the Holder.  Cash amounts payable hereunder shall be paid on or before the fifth (5th) Business Day of each calendar month following the calendar month in which such amount has accrued.

(b)                                 In the event of an Exercise Default, the Holder may, upon written notice to the Company (an “Exercise Default Notice”), regain on the date of such notice the rights of the Holder under the exercised portion of this Warrant that is the subject of such Exercise Default.  In the event of such Exercise Default and delivery of an Exercise Default Notice, the Holder shall retain all of the Holder’s rights and remedies with respect to the Company’s failure to deliver such Warrant Shares (including without limitation the right to receive the cash payments specified in Section 3(a) above).

(c)                                  The Holder’s rights and remedies hereunder are cumulative, and no right or remedy is exclusive of any other.  In addition to the amounts specified herein, the Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Nothing herein shall limit the Holder’s right to pursue actual damages for the Company’s failure to issue and deliver Warrant Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of Common Stock by the Holder to make delivery on a sale effected in anticipation of receiving Warrant Shares upon exercise, such damages to be in an amount equal to (A) the aggregate amount paid by the Holder for the Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by the Holder from the sale of the Warrant Shares issued by the Company pursuant to such exercise).

4.                                       Exercise Limitations.  In no event shall a Holder be permitted to exercise this Warrant, or part hereof, if, upon such exercise, the number of shares of Common Stock beneficially owned by the Holder (other than shares which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4), would exceed 4.99% of the number of shares of Common Stock then issued and outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this Section 4 applies, the submission of an Exercise Notice by the Holder shall be deemed to be the Holder’s representation that this Warrant is exercisable pursuant to the terms hereof and the Company shall be entitled to rely on such representation without making any further inquiry as to whether this Section 4 applies. Nothing contained herein shall be deemed to restrict the right of a Holder to exercise this Warrant, or part thereof, at such time as such exercise will not violate the provisions of this Section 4.  This Section 4 may not be amended unless such amendment is approved by the holders of a majority of the Common Stock then outstanding; provided, however, that the limitations contained in this Section 4 shall cease to apply (x) upon sixty (60) days’ prior written notice from the Holder to the Company, or (y) immediately upon written notice from the Holder to the Company at any time after the public announcement or other disclosure of a Major Transaction (as defined below) or a Change of Control.

5.                                       Payment of the Exercise Price; Cashless Exercise.  The Holder may pay the Exercise Price in either of the following forms or, at the election of Holder, a combination thereof:

(a)                                  through a cash exercise (a “Cash Exercise”) by delivering immediately available funds, or

(b)                                 if, at any time, there is not an effective and available registration statement under the Securities Act of 1933, as amended (the “Securities Act”), providing for the offering of securities on a continuous or delayed basis and covering either (i) the issuance of the Warrant Shares hereunder to the Holder or (ii) the resale of the Warrant Shares issuable hereunder by the Holder, through a cashless exercise (a “Cashless Exercise”), as hereinafter provided.  The Holder may effect a Cashless Exercise by surrendering this Warrant to the Company and noting on the Exercise Notice that the Holder wishes to effect a Cashless Exercise, upon which the Company shall issue to the Holder a number of Warrant Shares determined as follows:

X = Y x (A-B)/A

where:	X = the number of Warrant Shares to be issued to the Holder;

Y = the number of Warrant Shares with respect to which this Warrant is being exercised;

A = the Market Price (as defined below) as of the Exercise Date; and

B = the Exercise Price.

 “Market Price” means, as of a particular date, the average of each daily VWAP (as defined below) for the five (5) consecutive Trading Days (as defined below) occurring immediately prior to (but not including) such date.  “Trading Day” means a day on which the Common Stock is purchased and sold on the principal securities exchange or market on which the Common Stock is listed or traded (the “Principal Market”).  “VWAP” on a Trading Day means the volume weighted average price of the Common Stock for such Trading Day on the Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Holders and reasonably satisfactory to the Company.  If the VWAP cannot be calculated for the Common Stock on such Trading Day on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to the Holders, and shall cause such investment banking firm to perform such determination and notify the Company and the Holders of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company.  All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

For purposes of Rule 144, it is intended and acknowledged that the Warrant Shares issued in a Cashless Exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares required by Rule 144 shall be deemed to have been commenced, on the Issue Date.

6.                                       Anti-Dilution Adjustments; Distributions; Other Events. The Exercise Price and the number of Warrant Shares issuable hereunder shall be subject to adjustment from time to time as provided in this Section 6.  In the event that any adjustment of the Exercise Price required herein results in a fraction of a cent, the Exercise Price shall be rounded up or down to the nearest one hundredth of a cent.

(a)                                  Subdivision or Combination of Common Stock.  If the Company, at any time after the Issue Date, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a greater number of shares, then effective upon the close of business on the record date for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company, at any time after the Issue Date, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a smaller number of shares, then, effective upon the close of business on the record date for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionally increased. Any adjustment made herein that results in a decrease in the Exercise Price shall also effect a proportional increase in the number of shares of Common Stock into which this Warrant is exercisable.

(b)                                 Distributions.  If, at any time after the Issue Date, the Company declares or makes any distribution of cash or any other assets (or rights to acquire such assets) to holders of Common Stock, as a partial liquidating dividend or otherwise, including without limitation any dividend or distribution to the Company’s stockholders in shares (or rights to acquire shares) of capital stock of the Company or a subsidiary (a “Distribution”), the Company shall deliver written notice of such Distribution (a “Distribution Notice”) to the Holder at least thirty (30) days prior to the earlier to occur of (i) the record date for determining stockholders entitled to such Distribution and (ii) the date on which such Distribution is made (the earlier of such dates being referred to as the “Determination Date”).  Following receipt of a Distribution Notice, the Holder may by written notice to the Company elect (A) to require the Company to deliver to such Holder, upon any exercise of this Warrant, the same amount and type of assets being distributed in such Distribution as though the Holder were, on the Determination Date, a holder of a number of shares of Common Stock into which this Warrant is exercisable as of such Determination Date (such number of shares to be determined at the Exercise Price then in effect and without giving effect to any limitations on such exercise) or (B) upon any exercise of this Warrant, to reduce the Exercise Price applicable to such exercise by reducing the Exercise Price in effect on the Business Day immediately preceding the Determination Date by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the Company’s Board of Directors and set forth in the Distribution Notice.  If the Holder does not notify the Company of its election pursuant to the preceding sentence within ten (10) Business Days following the Holder’s receipt of a Distribution Notice, the Holder shall be deemed to have elected clause (A) of the preceding sentence.

(c)                                  Major Transactions.  In the event of a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which a majority of the shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or the Company shall sell all or substantially all of its assets (each of the foregoing being a “Major Transaction”), the Company will give the Holder at least twenty (20) Trading Days written notice prior to the earlier of (x) the closing or effectiveness of such Major Transaction and (y) the record date for the receipt of such shares of stock or securities or other assets.  In the event of a Major Transaction, the Holder shall be permitted to require the Company, on the date on which such Major Transaction is consummated (the “Major Transaction Closing Date”), to repurchase this Warrant for an amount in cash equal to the value of this Warrant calculated pursuant to the Black-Scholes pricing model (with the volatility component of such pricing model to be equal to the lesser of: (i) the annualized volatility of the Common Stock during the period one hundred (100) Trading Days immediately preceding the date on which the Company (or if such Major Transaction is a tender or exchange offer made by a third party, the date on which such third party) publicly announces such Major Transaction, and (ii) 75%; provided, however, that if the surviving entity immediately following such Major Transaction (including, without limitation, the acquiror of all or substantially all of the Company’s assets) is, as of the Major Transaction Closing Date, irrevocably bound to issue on such date to the Holder, in exchange for this Warrant, a new warrant exercisable into the common stock of the surviving entity that has, on such date, a Black-Scholes valuation (with the volatility component of such pricing model to be equal to the lesser of: (i) the annualized volatility of the Common Stock during the period one hundred (100) Trading Days immediately preceding the date on which the Company (or if such Major Transaction is a tender or exchange offer made by a third party, the date on which such third party) publicly announces such Major Transaction, and (ii) 75%) that is the same as this Warrant and otherwise containing the same terms as this Warrant, the Holder shall accept such new warrant in exchange for this Warrant; and provided further that, if the Major Transaction Closing Date shall be less than: (i) 90 days from the date hereof, the value of such Warrant (the “Warrant Value”) shall not exceed the lesser of (y) the Black-Scholes valuation using a 75% volatility component and (z) $.50 per Warrant Share (subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) plus the difference, if such difference is a positive number, between the amount paid per share of Common Stock in the Major Transaction (the “Transaction Price”) and the Exercise Price then in effect, (ii) 180, but more than 90, days from the date hereof, the Warrant Value shall not exceed the lesser of (y) the Black-Scholes valuation using a 75% volatility component and (z) $.75 per Warrant Share (subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) plus the difference, if such difference is a positive number, between the Transaction Price and the Exercise Price then in effect or (iii) 270, but more than 180, days from the date hereof the Warrant Value shall not exceed the lesser of (y) the Black-Scholes valuation using a 75% volatility component and (z) $1.14 per Warrant Share (subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) plus the difference, if such difference is a positive number, between the Transaction Price and the Exercise Price then in effect.

(d)                                 Adjustments; Additional Shares, Securities or Assets.  In the event that at any time, as a result of an adjustment made pursuant to this Section 6, the Holder of this Warrant shall, upon exercise of this Warrant, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 6.  Any adjustment made herein that results in a decrease in the Exercise Price shall also effect a proportional increase in the number of shares of Common Stock into which this Warrant is exercisable.

7.                                       Reservation of Common Stock.  As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, up to 3,000,000 shares of Common Stock for the purpose of enabling the Company to issue Warrant Shares pursuant to any exercise of this Warrant and the other Warrants issued by the Company at the Closing (the “Reserved Amount”).   The Reserved Amount shall be allocated pro rata among the Holder and the holders of such other Warrants on the basis of the number of Shares purchased by each Holder at the Closing.  In the event that a Holder shall sell or otherwise transfer any of such Holder’s Warrant, each transferee shall be allocated a pro rata portion of such transferor’s Reserved Amount.  Any portion of the Reserved Amount allocated to a Holder or other Person which no longer holds any Warrants shall be reallocated to the remaining Holders pro rata based on the number of Warrant Shares issuable to each such Holder at such time. In the event that the Reserved Amount is insufficient at any time to cover one hundred percent 100% of the Warrant Shares issuable upon exercise of the Warrants (without regard to any restriction on such exercise), the Company shall take such action (including without limitation holding a meeting of its stockholders) to increase the Reserved Amount to cover 100% of such Warrant Shares, such increase to be effective not later than the thirtieth (30th) day (or sixtieth (60th) day, in the event stockholder approval is required for such increase) following the Company’s receipt of written notice of such deficiency. While any Warrants are outstanding, the Company shall not reduce the Reserved Amount without obtaining the prior written consent of each Investor then holding a Warrant.

8.                                       Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the exercise of this Warrant, but on exercise of this Warrant, the Holder hereof may purchase only a whole number of shares of Common Stock.  If, on exercise of this Warrant, the Holder hereof would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, the Company shall, in lieu of issuing any such fractional share, pay to the Holder an amount in cash equal to the product resulting from multiplying such fraction by the Market Price as of the Exercise Date.

9.                                       Transfer of this Warrant.

The Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part, as long as such sale or other disposition is made in accordance with the terms of the Subscription Agreement.  Upon such transfer or other disposition (other than a pledge), the Holder shall deliver this Warrant to the Company together with a written notice to the Company, substantially in the form of the Transfer Notice attached hereto as Exhibit B (the “Transfer Notice”), indicating the person or persons to whom this Warrant shall be transferred and, if less than all of this Warrant is transferred, the number of Warrant Shares to be covered by the part of this Warrant to be transferred to each such person. Within three (3) Business Days of receiving a Transfer Notice and the original of this Warrant, the Company shall deliver to the each transferee designated by the Holder a Warrant or Warrants of like tenor and terms for the appropriate number of Warrant Shares and, if less than all this Warrant is transferred, shall deliver to the Holder a Warrant for the remaining number of Warrant Shares.

10.                                 Benefits of this Warrant.

This Warrant shall be for the sole and exclusive benefit of the Holder of this Warrant and nothing in this Warrant shall be construed to confer upon any person other than the Holder of this Warrant any legal or equitable right, remedy or claim hereunder.

11.                                 Loss, theft, destruction or mutilation  of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Company, and upon surrender of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

12.                                 Notice or Demands.

Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Warrant shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Proxim Corporation
935 Stewart Drive
Sunnyvale, CA 94085
Attn: Michael Angel
Tel: (408) 731-2827
Fax: (408) 731-3680

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention: Robert Day
Fax No.: (650) 493-6811

and if to the Holder, to such address as the Holder shall have furnished to the Company in writing.

13.                                 Applicable Law.

This Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

14.                                 Amendments.

No amendment, modification or other change to, or waiver of any provision of, this Warrant may be made unless such amendment, modification or change is (A) set forth in writing and is signed by the Company and the Holder and (B) agreed to in writing by the holders of at least two-thirds (2/3) of the number of shares into which the Warrants are exercisable (without regard to any limitation contained herein on such exercise), it being understood that upon the satisfaction of the conditions described in (A) and (B) above, each Warrant (including any Warrant held by the Holder who did not execute the agreement specified in (B) above) shall be deemed to incorporate any amendment, modification, change or waiver effected thereby as of the effective date thereof.

15.                                 Entire Agreement.

This Warrant, the Subscription Agreement, and the other documents and agreements executed and delivered at or in connection with the Closing (as defined in the Subscription Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  This Warrant, the Subscription Agreement, and the other documents and agreements executed and delivered at or in connection with the Closing supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

16.           Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has duly executed and delivered this Warrant as of the Issue Date.

PROXIM CORPORATION

By:
Name: Michael Angel
Title: Chief Financial Officer

EXHIBIT A to WARRANT

EXERCISE NOTICE

The undersigned Holder hereby irrevocably exercises the right to purchase                        of the shares of Common Stock (“Warrant Shares”) of                                                        evidenced by the attached Warrant (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.                                       Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

             a Cash Exercise with respect to                                    Warrant Shares; and/or

             a Cashless Exercise with respect to                               Warrant Shares, as permitted by Section 5(b) of the attached Warrant.

2.             Payment of Exercise Price.  In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the sum of $                                 to the Company in accordance with the terms of the Warrant.

Date:

Name of Registered Holder

By:
Name:
Title:

EXHIBIT B to WARRANT

TRANSFER NOTICE

FOR VALUE RECEIVED, the undersigned Holder of the attached Warrant hereby sells, assigns and transfers unto the person or persons named below the right to purchase                      shares of the Common Stock of                                            evidenced by the attached Warrant.

Date:

Name of Registered Holder

By:
Name:
Title:

Transferee Name and Address: